EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (No. 333-168905) and the related Prospectus for the registration of $1.095 billion in shares of common stock and to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement of our report dated October 31, 2012 with respect to the combined statements of revenue and certain operating expenses for the year ended December 31, 2011 of the Stockade Portfolio contained in the Amendment to Current Report on Form 8-K/A filed with the SEC on November 1, 2012.

/s/ CohnReznick LLP

Los Angeles, California

November 15, 2012